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Exhibit 4.5

Void After 5:00 P.M., New York City Time, on                        , 2007

Dealer/Manager's
Warrant to Purchase Units Consisting of
Common Stock and Common Stock Purchase Warrants

WorldGate Communications, Inc.

        This is to Certify That, FOR VALUE RECEIVED, Brean Murray & Co., Inc. or its successors and assigns (collectively, the "Holder") is entitled to purchase, subject to the provisions of this Warrant (the "Warrant" or the "Warrants," as the context requires), from WorldGate Communications, Inc. (the "Company"), a Delaware corporation, at any time on or after                        , 2002, and not later than 5:00 p.m., New York City Time, on                        , 2007 a total of                         Units (the "Units") exercisable at a purchase price of $    per Unit, each unit consisting of one share of common stock, $0.01 par value per share ("Common Stock"), subject to adjustment in accordance with Section (h) and one Common Stock Purchase Warrant of the Company ("Common Stock Purchase Warrants"). The number of Units to be received upon the exercise of this Warrant and the price to be paid for the Units may be adjusted from time to time as hereinafter set forth. The purchase price of Units in effect at any time and as adjusted from time to time is hereinafter sometimes referred to as the "Exercise Price." The Common Stock Purchase Warrants issuable upon the exercise hereof are in all respects identical to the common stock purchase warrants (the "Public Warrants") acquired by certain stockholders of the Company pursuant to exercise of subscription rights issued to each stockholder of the Company on            , 2002 (the "Rights Offering").

        (a)    Exercise of Warrant.    Subject to the provisions of Section (h) hereof, this Warrant may be exercised in whole or in part at anytime or from time to time on or after            , 2002, but not later than 5:00 p.m., New York City Time on                        , 2007 by presentation and surrender hereof to the Company or at the office of its stock transfer agent, if any, with the Purchase Form annexed hereto duly executed and accompanied by (i) payment of the Exercise Price for the number of Units specified in such Form, together with all federal and state taxes applicable upon such exercise or (ii) written notice of the holder's intention to effect a net issuance exercise pursuant to Section (F) of this Warrant. If this Warrant should be exercised in part only, the Company shall, upon surrender of this Warrant for cancellation, execute and deliver a new Warrant evidencing the right of the Holder to purchase the balance of the Units purchasable hereunder. Upon receipt by the Company of this Warrant at the office of the Company or at the office of the Company's stock transfer agent, in proper form for exercise and accompanied by the total Exercise Price, either in cash or through a net issuance exercise, the Holder shall be deemed to be the holder of record of the Common Stock and Common Stock Purchase Warrants issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such securities shall not then be actually delivered to the Holder.

        (b)    Notification of any Tender Offers.    The Company agrees to provide notice to the Holder that any tender offer is being made for the Common Stock no later than the third business day after the day the Company becomes aware that any tender offer is being made for the Common Stock or Common Stock Purchase Warrants.

        (c)    Reservation of Securities.    The Company hereby agrees that at all times there shall be reserved for issuance, and/or delivery upon exercise of this Warrant such number of shares of Common Stock underlying the Units as shall be required for issuance or delivery upon exercise of this Warrant and as shall be required for issuance and/or delivery upon exercise of the Common Stock Purchase

Warrants underlying the Units issuable upon exercise of this Warrant. The Company covenants and agrees that, upon exercise of the Warrants and payment of the Exercise Price (including pursuant to a net issuance exercise) therefor, all Common Stock and Common Stock Purchase Warrants underlying the Units shall be duly and validly issued, fully paid, non-assessable and not subject to the preemptive rights of any stockholder. As long as this Warrant shall be outstanding, the Company shall use commercially reasonable efforts to cause all the shares of (i) Common Stock, (ii) Common Stock Purchase Warrants and (iii) Common Stock issuable upon exercise of the Common Stock Purchase Warrants, underlying the Units issuable upon exercise of this Warrant to be listed on the Nasdaq National Market, Nasdaq Small Cap Market or the Over the Counter Bulletin Board.

        (d)    Fractional Shares.    No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. With respect to any fraction of a share called for upon any exercise hereof, the Company shall pay to the Holder an amount in cash equal to such fraction multiplied by the current market value of such fractional share, determined as follows:

          (1)  If the Common Stock is listed on a national securities exchange or admitted to unlisted trading privileges on such exchange, the current value shall be the last reported sale price of the Common Stock on such exchange on the last business day prior to the date of exercise of this Warrant or if no such sale is made on such day, the average of the closing bid and asked prices for such day on such exchange; or

          (2)  If the Common Stock is not so listed or admitted to unlisted trading privileges, the current value shall be the mean of the last reported bid and asked prices reported by the National Association of Securities Dealers Automated Quotation System (or, if not so quoted on NASDAQ or quoted by the National Quotation Bureau, Inc.) on the last business day prior to the date of the exercise of this Warrant; or

          (3)  If the Common Stock is not so listed or admitted to unlisted trading privileges and bid and asked prices are not so reported, the current value shall be an amount, not less than book value, determined in such reasonable manner as may be prescribed by the Board of Directors of the Company, such determination to be final and binding on the Holder.

        (e)    Exchange, Assignment or Loss of Warrant.    This Warrant is exchangeable, without expense, at the option of the Holder, upon presentation and surrender hereof to the Company or at the office of its stock transfer agent, if any, for other Warrants of different denominations entitling the Holder thereof to purchase (under the same terms and conditions as provided by this Warrant) in the aggregate the same number of Units purchasable hereunder. To transfer this Warrant, the transferee shall, prior to any transfer, agree in writing, in form and substance satisfactory to the Company, to be bound by the terms of this Warrant as if originally a party hereto and provide the Company with an opinion of counsel in such form reasonably acceptable to the Company and its counsel, that such transfer would not be in violation of the Securities Act of 1933, as amended or any applicable state securities or blue sky laws, provided however, that the Holder of this Warrant shall be entitled to assign its interest in this Warrant, in whole or in part to any bona fide officer, director or employees of Holder, without obtaining an opinion of counsel or consent from the Company. Subject to the provisions hereof, upon surrender of this Warrant to the Company or at the office of its stock transfer agent, if any, with the Assignment Form annexed hereto duly executed and funds sufficient to pay any transfer or other tax payable in respect thereof, the Company shall, without charge, execute and deliver a new Warrant or Warrants in the name of the assignee or assignees named in such instrument of assignment and, if the Holder's entire interest is not being assigned, in the name of the Holder, and this Warrant shall promptly be canceled. This Warrant may be divided or combined with other Warrants which carry the same rights upon presentation hereof at the office of the Company or at the office of its stock transfer agent, if any, together with a written notice specifying the names and denominations in which new Warrants are to be issued and signed by the Holder hereof. The term "Warrant" as used herein includes any Warrants issued in substitution for or replacement of this Warrant, or into which this Warrant may be divided or exchanged. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Warrant, if mutilated, the Company will execute and deliver a new Warrant of like tenor and date. Any such new Warrant executed and delivered shall constitute an additional contractual obligation on the part of the Company, whether or not the Warrant so lost, stolen, destroyed, or mutilated shall be at any time enforceable by anyone.

        (f)    Rights of the Holder.    The Holder shall not, by virtue hereof, be entitled to any rights of a stockholder in the Company, either at law or equity, and the rights of the Holder are limited to those expressed in the Warrant and are not enforceable against the Company except to the extent set forth herein.

        (g)    Notices to Holders.    So long as this Warrant shall be outstanding and unexercised (i) if the Company shall pay any dividend exclusive of a cash dividend, or make any distribution upon the Common Stock, or (ii) if the Company shall offer to the holders of Common Stock for subscription or purchase by them any shares of stock of any class or any other rights, or (iii) if any capital reorganization of the Company, reclassification of the capital stock of the Company, consolidation or merger of the Company with or into another corporation, sale, lease or transfer of all or substantially all of the property and assets of the Company to another corporation, or voluntary or involuntary dissolution, liquidation or winding up of the Company shall be effected, then, in any such case, the Company shall cause to be delivered to the Holder, at least ten (10) days prior to the date specified in (x) or (y) below, as the case may be, a notice containing a brief description of the proposed action and stating the date on which (x) a record is to be taken for the purpose of such dividend, distribution or rights, or (y) such reclassification, reorganization, consolidation, merger, conveyance, lease, dissolution, liquidation or winding up is to take place and the date, if any, is to be fixed, as of which the holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for equivalent securities or other property deliverable upon such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up.

        (h)    Adjustment of Exercise Price and Number of Shares of Common Stock Deliverable.

          (A)(i)Except as hereinafter provided, in the event the Company shall, at any time or from time to time after the date hereof, issue any shares of Common Stock as a stock dividend to the holders of Common Stock, or subdivide or combine the outstanding shares of Common Stock into a greater or lesser number of shares (any such issuance, subdivision or combination being herein call a "Change of Shares"), then, and thereafter upon each further Change of Shares, the Exercise Price of the Warrant in effect immediately prior to such Change of Shares shall be changed to a price (including any applicable fraction of a cent to the nearest cent) determined by dividing (i) the sum of (a) the total number of shares of Common Stock outstanding immediately prior to such Change of Shares, multiplied by the Exercise Price in effect immediately prior to such Change of Shares, and (b) the consideration, if any, received by the Company upon such issuance, subdivision or combination by (ii) the total number of shares of Common Stock outstanding immediately after such Change of Shares.

          For the purposes of any adjustment to be made in accordance with this Section (h) the following provisions shall be applicable:

            (I)  Shares of Common Stock issuable by way of dividend or other distribution on any capital stock of the Company shall be deemed to have been issued immediately after the opening of business on the day following the record date for the determination of shareholders entitled to receive such dividend or other distribution and shall be deemed to have been issued without consideration,

            (II)  The number of shares of Common Stock at any one time outstanding shall not be deemed to include the number of shares issuable (subject to readjustment upon the actual issuance thereof) upon the exercise of options, rights or warrants and upon the conversion or exchange of convertible or exchangeable securities.

          (ii)  Upon each adjustment of the Exercise Price pursuant to this Section (h), the number of shares of Common Stock purchasable upon the exercise of each Warrant shall be the number derived by multiplying the number of shares of Common Stock purchasable immediately prior to such adjustment by the Exercise Price in effect prior to such adjustment and dividing the product so obtained by the applicable adjusted Exercise Price.

          (B)  In case of any reclassification or change of the Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value or as a result of a subdivision or combination), or in case of any consolidation or merger of the Company with or into another corporation other than a merger with a "Subsidiary" (which shall mean any corporation or corporations, as the case may be, of which capital stock having ordinary power to elect a majority of the Board of Directors of such corporation (regardless of whether or not at the time capital stock of any other class or classes of such corporation shall have or may have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned by the Company or by one or more Subsidiaries) or by the Company and one or more Subsidiaries in which merger the Company is the continuing corporation and which does not result in any reclassification or change of the then outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value or as a result of subdivision or combination) or in case of any sale or conveyance to another corporation of the property of the Company as an entirety or substantially as an entirety, then, as a condition of such reclassification, change, consolidation, merger, sale or conveyance, the Company, or such successor or purchasing corporation, as the case may be, shall make lawful and adequate provision whereby the Holder of each Warrant then outstanding shall have the right thereafter to receive on exercise of such Warrant the kind and amount of securities and property receivable upon such reclassification, change, consolidation, merger, sale or conveyance by a holder of the number of securities issuable upon exercise of such Warrant immediately prior to such reclassification, change, consolidation, merger, sale or conveyance and shall forthwith file at the principal office of the Company a statement signed on its behalf by its President or a Vice President and by its Treasurer or an Assistant Treasurer or its Secretary or an Assistant Secretary evidencing such provision. Such provisions shall include provision for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in Section (h)(A). The above provisions of this Section (h)(B) shall similarly apply to successive reclassifications and changes of shares of Common Stock and to successive consolidations, mergers, sales or conveyances.

          (C)  After each adjustment of the Exercise Price pursuant to this Section (h), the Company will promptly prepare a certificate signed on its behalf by the President or any Vice President, and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary, of the Company setting forth: (i) the Exercise Price as so adjusted, (ii) the number of shares of Common Stock purchasable upon exercise for cash of each Warrant, after such adjustment, and (iii) a brief statement of the facts accounting for such adjustment. The Company will promptly file such certificate in the Company's minute books and cause a brief summary thereof to be sent by ordinary first class mail to each Holder at such Holder's last address as it shall appear on the registry books of the Company. No failure to mail such notice nor any defect therein or in the mailing thereof shall affect the validity thereof except as to the holder to whom the Company failed to mail such notice, or except as to the holder whose notice was defective. The affidavit of an officer or the Secretary or an Assistant Secretary of the Company that such notice has been mailed shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

          (D)  No adjustment of the Exercise Price shall be made as a result of or in connection with the issuance or sale of Securities if the amount of said adjustment shall be less than $.02, provided, however that in such case, any adjustment that would otherwise be required then to be made shall be carried forward and shall be made at the time of and together with the next subsequent adjustment that shall amount, together with any adjustment so carried forward, to at least $.02. In addition, Holders shall not be entitled to cash dividends paid by the Company prior to the exercise of any Warrant or Warrants held by them.

          (E)  In the event that the Company shall at any time prior to the exercise of all Warrants declare a dividend consisting solely of shares of Common Stock or otherwise distribute to its stockholders any assets, property, rights, or evidences of indebtedness, the Holders of the unexercised Warrants shall thereafter be entitled, in addition to the Units or other securities and property receivable upon the exercise thereof, to receive, upon the exercise of such Warrants, the same property, assets, rights, or evidences of indebtedness, that they would have been entitled to receive at the time of such dividend or distribution as if the Warrants had been exercised immediately prior to such dividend or distribution. At the time of any such dividend or distribution, the Company shall make appropriate reserves to ensure the timely performance of the provisions of this Section (h).

          (F)  In lieu of exercising this Warrant for cash, the Holder shall have the right to exercise this Warrant or any portion thereof (the "Net Issuance Right") into Common Stock as provided in this Section (F) at any time or from time to time during the period specified on page one of this Warrant Agreement, hereof by the surrender of this Warrant to the Company and written notice of Holder's exercise of the Net Issuance Right. Upon exercise of the Net Issuance Right with respect to a particular number of shares subject to this Warrant and noted on the Exercise Form (the "Net Issuance Units"), the Company shall deliver to the Holder (without payment by the Holder of any Exercise Price or any cash or other consideration) (i) (X) that number of shares of fully paid and nonassessable shares of Common Stock equal to the quotient obtained by dividing the value of this Warrant (or the specified portion hereof) on the Net Issuance Exercise Date, which value shall be determined by subtracting (A) the aggregate Exercise price of the Net Issuance Units immediately prior to the exercise of the Net Issuance Right from (B) the aggregate fair market value of the Net Issuance Units issuable upon exercise of this Warrant (or the specified portion hereof) on the Net Issuance Exercise Date (as herein defined) by (Y) the fair market value of one share of Common Stock on the Net issuance Exercise Date (as herein defined) and (ii) a number of Common Stock Purchase Warrants equal to the number of Common Stock Purchase Warrants that would have been issued had all the Warrants surrendered and exercised in the net issuance been exercised for cash.

          (G)  Determination of Fair Market Value. For purposes of this Section (h), "fair market value" of a share of Common Stock as of the Net Issuance Exercise Date shall mean:

    (i)
    If traded on a securities exchange, the fair market value of the Common Stock shall be deemed to be the average of the closing prices of the Common Stock on such exchange over the 20-trading day period ending five business days prior to the Net Issuance Date;

    (ii)
    If traded on the Nasdaq National Market or the Nasdaq Small Cap Market, the fair market value of the Common Stock shall be deemed to be the average of the last reported sales prices of the common Stock on such Market over the 20-trading day period ending five business days prior to the Net Issuance Exercise Date;

    (iii)
    If traded over-the-counter other than on the Nasdaq National Market or the Nasdaq SmallCap Market the fair market value of the Common Stock shall be deemed to be the average of the midpoint between the closing bid and ask prices of the Common Stock over the 20-trading day period ending five business days prior to the Net Issuance Exercise Date; and

    (iv)
    If there is no public market for the Common Stock, then the fair market value shall be determined by mutual agreement of the Holder and the Company, and if the Holder and the Company are unable to so agree, at the Company's sole expense, by an investment banker of national reputation selected by the Company and reasonably acceptable to the Holder.

        (i)    Adjustments to Common Stock Purchase Warrant.    The number of shares of Common Stock issuable upon exercise of the Common Stock Purchase Warrant and the exercise price therefore shall be adjusted each time and in an identical manner as the Common Stock Purchase Warrants issued in the Rights Offering such that the Common Stock Purchase Warrants shall, upon issuance, be identical in all respects to those issued in the Rights Offering (as adjusted). If the Company shall redeem the Public Warrants in accordance with their terms, then the right to acquire Common Stock Purchase Warrants hereunder shall expire on the close of business on the date fixed for redemption of the Public Warrants.

        (j)    Registration.    The Company has included this Warrant, the shares of Common Stock and the Common Stock Purchase Warrants issuable upon exercise of this Warrant and the shares of Common Stock issuable upon exercise of the Common Stock Purchase Warrants in the registration statement filed with the Commission to register the securities issued pursuant to the Rights Offering.

        (k)    Notices.    Any notices or certificates by the Company to the Holder and by the Holder to the Company shall be deemed delivered if in writing and delivered personally or sent by certified mail, to the Holder, addressed to him or sent to the address on the signature page attached hereto, or, if the Holder has designated, by notice in writing to the Company, any other address, to such other address, and, if to the Company, addressed to Randall J. Gort, Esq., Vice President, General Counsel and Secretary, WorldGate Communications, Inc., 3190 Tremont Avenue, Trevose, Pennsylvania, 19053, with a copy to Walter J. Mostek, Jr., Esq, Drinker Biddle & Reath LLP, 1000 Westlakes Drive, Suite 300, Berwyn, Pennsylvania 19312. The Company may change its address by written notice to the Holder.

        (l)    Limited Transferability.    The Warrant may be divided or combined, upon request to the Company by the Warrant holder, into a certificate or certificates evidencing the same aggregate number of Warrants, The Warrant may not be offered, sold, transferred (other than pursuant to Section (e)), pledged or hypothecated in the absence of any effective registration statement as to such Warrant filed under the Securities Act, or an exemption from the requirement of such registration, and compliance with the applicable federal and state securities laws. The Company may require an opinion of counsel satisfactory to the Company that such registration is not required and that such laws are complied with. The Company may treat the registered holder of this Warrant as he or it appears on the Company's book at any time as the Holder for all purposes. The Company shall permit the Holder or his duly authorized attorney, upon written request during ordinary business hours, to inspect and copy or make extracts from its books showing the registered holders of Warrants.

        (m)    Applicable Law.    This Warrant shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to conflict of law principles.

        (n)    Amendments.    This Warrant may not be amended except in a writing signed by each Holder and the Company.

WorldGate Communications, Inc.
	By:	Hal M. Krisbergh Chairman of the Board and Chief Executive Officer
Date:
Attest:
Secretary
Holder:
Brean Murray & Co., Inc.

PURCHASE FORM

        Dated:

        The undersigned hereby irrevocably elects to exercise the Warrant to the extent of purchasing            shares of Common Stock and            Common Stock Purchase Warrants and hereby makes payment of $            in payment of the actual exercise price thereof.

INSTRUCTIONS FOR REGISTRATION OF SECURITIES

Name
Address
Signature

ASSIGNMENT FORM

FOR VALUE RECEIVED,

hereby sells, assigns and transfers unto
Name	(please typewrite or print in block letters)
Address:

the right to purchase shares of Common Stock and Common Stock Purchase Warrants as represented by this Warrant to the extent of shares of Common Stock and Common Stock Purchase Warrants as to which such right is exercisable and does hereby irrevocably constitute and appoint, , attorney, to transfer the same on the books of the Company with full power of substitution in the premises.

Signature
Dated:

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  Exhibit 4.5